Exhibit 99.1

New York | Andrew Gully | Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FIRST NINE MONTHS 2014 FINANCIAL RESULTS

•26% Increase in Net Auction Sales
•120% Increase in Adjusted Pre-Tax Income*
•Impressionist & Modern Sale totaled $470 million -
Highest Total for any Auction in Company History

NEW YORK, 10 November 2014 - Sotheby’s (NYSE: BID) today reported financial results for the third quarter and nine months ended 30 September 2014.

With continued strength in the global art market and successful sales worldwide, Sotheby’s achieved a 120% increase in Adjusted Pre-tax Income* and a 49% increase in pre-tax income for the nine months ended 30 September 2014. This improvement is principally due to the performance of the Agency segment, which reported an increase in gross profit of $48.9 million (12%) for the period. The improved performance of the Agency segment is principally the result of a 26% increase in Net Auction Sales and a significant reduction in auction direct costs as a percentage of Net Auction Sales, partially offset by a $23.3 million (35%) decrease in private sale commission revenues and a decline in Auction Commission Margin from 16.2% to 15.5%. On an after-tax basis, Sotheby’s year-to-date results improved $4.5 million (12%), as the improvement in pre-tax income was partially offset by an increase in Sotheby's effective income tax rate.

“Sotheby’s has achieved substantial and broad-based successes across our global salesrooms through the third quarter, with double-digit growth in auction sales in virtually all our categories - including

Exhibit 99.1

Impressionist & Modern, Contemporary, Asian Art, Jewelry, Old Masters, Photographs and Prints, 20th Century Design and Wine,” said Chairman, President and Chief Executive Officer Bill Ruprecht.

“Our Impressionist & Modern sale last week achieved the highest result for any auction in Company history - clearly establishing our leadership in this category for the fourth consecutive year. This week we look forward to the first in a series of important sales from the Estate of Mrs. Paul Mellon as well as our Contemporary Sales. The art market remains robust and we are confident as we look towards the end of this year,” added Mr. Ruprecht.

In the year-to-date period Adjusted Expenses* increased 1%, which reflects an improvement upon guidance provided earlier this year for certain categories of expense. In the first nine months of 2014, total expenses increased 12%, primarily due to the cost of property sold in profitable Principal transactions completed in the period, which increased $12.9 million, restructuring charges ($14.3 million) and special charges ($20.1 million).

The third quarter is always a slow quarter at Sotheby’s due to the seasonality of the global art auction business. In the third quarter of 2014, Sotheby’s reported an Adjusted Pre-tax Loss* of ($34.1) million, a $7.8 million (19%) improvement when compared to the same period in the prior year, principally due to a lower level of expenses, largely attributable to management’s continued cost reduction initiatives. The comparison to the prior year is also favorably impacted by a $15.7 million (32%) increase in auction commission revenues, which is largely offset by a $13.6 million (52%) decline in private sale commissions.

Third quarter results include restructuring charges of $14.3 million and an insurance recovery of previously reported special charges of $4.2 million. Including these items, Sotheby’s reported a pre-

Exhibit 99.1

tax loss of ($44.2) million in the third quarter of 2014, as compared to a pre-tax loss of ($41.9) million in the same period of the prior year. On an after-tax basis, Sotheby’s third quarter results improved by $2.4 million (8%) as a result of a higher income tax benefit recorded in the quarter due to an increase in Sotheby’s annual effective income tax rate.

Fourth Quarter 2014 Sales to Date
Sotheby’s Impressionist & Modern Sales brought a combined $470 million, with the Evening Sale establishing Sotheby’s highest total for any auction in company history. Registered bidders came from 40 countries, with the highest percentage from the United States, Europe and Asia. The results bookended a very strong year for Impressionist & Modern Art at Sotheby’s, which opened this February with an Evening Sale that totaled $266.6 million - Sotheby’s highest total for any London auction.

Sotheby’s Autumn Hong Kong sales series last month brought $327 million. Sotheby’s position as a market leader in Hong Kong was re-affirmed, with participants from a record 60 countries this season, including increased interest from clients from Greater China. Sotheby’s auctions and activities in Beijing as well as continued engagement with clients through gallery exhibitions, mid-season auctions and retail offerings in Hong Kong are also contributing significantly to Sotheby’s success in Asia.

Upcoming Sales
Beginning this evening, Sotheby’s is excited to offer property from the Collection of Mrs. Paul Mellon in a series of auctions in New York. The more than 2,000 individual items together have an estimated value in excess of $100 million and include exceptional fine art, jewelry, furniture and decorative artworks.

Exhibit 99.1

Also this week in New York, Sotheby’s is pleased to present its Contemporary Art sales which are highlighted by a number of important works by Mark Rothko, Andy Warhol, Gerard Richter and Jasper Johns, among others. The series pre-sale estimate is $382 to $535 million.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Reporting of Auction Estimates and Results
Net Auction Sales, as used in the discussion of year-to-date results, represents the total hammer price of property sold at auction. The prices used in “Fourth Quarter 2014 Sales to Date” represent the total hammer price of property plus buyer's premium. The pre-sale auction estimates used in “Upcoming Sales” do not include buyer’s premium.

Non-GAAP Financial Measures
* Adjusted Pre-Tax Income (Loss) and Adjusted Expenses are non-GAAP financial measures. Adjusted Pre-Tax Income (Loss) is defined as income (loss) before taxes excluding restructuring charges and special charges (net). Adjusted Expenses is defined as total expenses excluding the cost of Principal revenues, restructuring charges, and special charges (net). See Appendix B for a reconciliation of these non-GAAP financial measures.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.
Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on 10 November 2014, to discuss its third quarter and nine months 2014 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 17658845.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

Exhibit 99.1

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenues:
Agency	$76,229	$76,929	$515,544	$466,047
Principal	6,273	23,491	41,007	26,696
Finance	8,917	5,164	22,739	15,658
License fees	2,376	1,902	6,535	5,178
Other	406	378	1,004	898
Total revenues	94,201	107,864	586,829	514,477
Expenses:
Agency direct costs	6,002	7,279	48,056	46,988
Cost of Principal revenues	7,999	22,417	40,019	27,115
Cost of Finance revenues	2,634	—	5,368	—
Marketing	3,076	5,057	10,773	15,603
Salaries and related	58,888	61,971	222,477	203,931
General and administrative	37,798	40,576	113,340	128,958
Depreciation and amortization	5,157	4,925	15,370	14,242
Restructuring charges	14,285	—	14,285	—
Special charges, net	(4,169)	—	20,088	—
Total expenses	131,670	142,225	489,776	436,837
Operating (loss) income	(37,469)	(34,361)	97,053	77,640
Interest income	621	431	1,439	2,258
Interest expense	(8,757)	(8,912)	(26,308)	(33,564)
Other income	1,438	982	690	2,513
(Loss) income before taxes	(44,167)	(41,860)	72,874	48,847
Equity in earnings of investees, net of taxes	296	31	680	19
Income tax (benefit) expense	(16,173)	(11,698)	29,502	9,613
Net (loss) income	$(27,698)	$(30,131)	$44,052	$39,253
Less: Net income attributable to noncontrolling interest	(28)	—	(260)	—
Net (loss) income attributable to Sotheby's shareholders	$(27,726)	$(30,131)	$43,792	$39,253
Basic (loss) earnings per share - Sotheby's common shareholders	$(0.40)	$(0.44)	$0.62	$0.58
Diluted (loss) earnings per share - Sotheby's common shareholders	$(0.40)	$(0.44)	$0.61	$0.57
Weighted average basic shares outstanding	68,990	68,361	69,024	68,206
Weighted average diluted shares outstanding	68,990	68,361	69,572	68,957
Cash dividends declared per common share	$0.10	$0.10	$4.64	$0.10

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. In this earnings release, Sotheby’s presents Adjusted Expenses and Adjusted Pre-Tax Income (Loss). Sotheby's definitions of these non-GAAP financial measures are provided in the following paragraph. Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.

Adjusted Expenses is defined as total expenses excluding the cost of Principal revenues, restructuring charges, and special charges (net). Adjusted Pre-Tax Income (Loss) is defined as income (loss) before taxes, excluding restructuring charges and special charges (net).

Adjusted Expenses is used by management to assess Sotheby’s cost structure when compared to prior periods and on a forward-looking basis in reporting periods when the cost of Principal revenues, restructuring charges, and special charges (net) are significant. Management is currently implementing a restructuring plan and other cost savings initiatives in an effort to reduce Sotheby's overall cost structure. Adjusted Expenses is one of the measures used by management to evaluate Sotheby's performance against its cost reduction initiatives. Accordingly, management believes that Adjusted Expenses is useful as it presents investors with additional information to help assess Sotheby's performance as it relates to its cost reduction initiatives and provides additional insight into the ongoing cost structure of Sotheby's absent restructuring charges, special charges (net) and the volatility associated with the cost of Principal revenues, which is unpredictable and can vary significantly from one period to the next.

Adjusted Pre-Tax Income (Loss) is used by management to assess Sotheby's pre-tax profitability without the impact of significant unusual items that make it difficult to meaningfully compare the current and prior periods.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in thousands of dollars, except per share data):

			Favorable/(Unfavorable)
Nine Months Ended September 30,	2014	2013	$ Change	% Change
Total expenses	$489,776	$436,837	$(52,939)	(12%)
Subtract: Cost of Principal revenues	(40,019)	(27,115)	(12,904)	(48%)
Subtract: Restructuring Charges	(14,285)	—	(14,285)	N/A
Subtract: Special Charges, net	(20,088)	—	(20,088)	N/A
Adjusted Expenses	$415,384	$409,722	$(5,662)	(1%)

			Favorable/(Unfavorable)
Three Months Ended September 30,	2014	2013	$ Change	% Change
(Loss) before taxes	$(44,167)	$(41,860)	$(2,307)	(6%)
Add: Restructuring Charges	14,285	—	14,285	N/A
Add: Special Charges, net	(4,169)	—	(4,169)	N/A
Adjusted Pre-Tax Loss	$(34,051)	$(41,860)	$7,809	19%

			Favorable/(Unfavorable)
Nine Months Ended September 30,	2014	2013	$ Change	% Change
Income before taxes	$72,874	$48,847	$24,027	49%
Add: Restructuring Charges	14,285	—	14,285	N/A
Add: Special Charges, net	20,088	—	20,088	N/A
Adjusted Pre-Tax Income	$107,247	$48,847	$58,400	120%